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                                                                    EXHIBIT 4.01


                       FIRST AMENDMENT TO CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Gentlemen:

         Reference is hereby made to that certain Credit Agreement (the "Credit Agreement"), dated as of September 23, 1997, by and among Comshare, Incorporated (the "Company") and Comshare Limited (the "Borrowing Subsidiary") (together the "Borrowers") and Harris Trust and Savings Bank (the "Bank"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

         The Borrowers have requested that the Bank amend certain provisions of the Credit Agreement and the Bank will do so under the terms and conditions set forth in this Amendment.

1.       AMENDMENTS.

         Upon your acceptance hereof in the space provided for that purpose below, the Credit Agreement shall be and is hereby amended as follows:

         (a) The portion of the definition of "Borrowing Base" appearing before the term "provided" in Section 5 of the Credit Agreement shall be amended and as so amended shall be restated to read as follows:

              "Borrowing Base" means, as of any time it is to be determined, the sum of:

              (a) 80% of the then outstanding unpaid amount of Eligible Accounts other than Software Maintenance Receivables; plus

              (b) 70% of the then outstanding unpaid amount of Eligible Accounts consisting of Software maintenance Receivables; plus

              (c) the lesser of $6,000,000 or 50% of the cash on hand of the Company and its Subsidiaries then on deposit in accounts maintained at the Bank;"

         (b) The definition of "Borrowing Base" appearing in Section 5 of the Credit Agreement shall be further amended by deleting (b)(iii) and
              (iv) appearing therein and inserting the following in their stead:

              "(iii) the Borrowing Base attributable to Comshare Canada shall not exceed $950,000, (iv) no Borrowing ] Base shall be attributable to the Borrowing Subsidiary except during the period when that certain Debt Subordination Agreement dated as of September 23, 1997 between the Company and its Affiliates (the "Debt Subordination Agreement") is in full force and effect provided that no more than $7,287,000 of the Borrowing Base of the Borrowing Subsidiary shall be used to support borrowings by the Company (it being understood and agreed that no such limitation shall apply to the Borrowing Base of the Borrowing Subsidiary used to support borrowings by the Borrowing Subsidiary itself) and"

         (c) Section 8.7 of the Credit Agreement shall be amended by deleting the amount "$28,000,000" appearing in the fifth line thereof and inserting the amount "$18,000,000" in its stead.

         (d) Section 8.14 of the Credit Agreement shall be amended by inserting after subsection (b) the following phrase as subsection (c):

                   "the Company's expenditure of up to $10,000,000 during its fiscal year ending on or about June 30, 1999 for the redemption of certain of its capital stock"



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         (e)  The Company represents and warrants to the Bank that Comshare U.K.
              has merged with and into the Borrowing Subsidiary, with the Borrowing Subsidiary being the corporation surviving such merger. Accordingly, (x) the references to Comshare UK in Section 5 and
              7.2 and Schedule 6.2 of the Credit Agreement shall be deleted and
              (y) any other references to Comshare UK in the Credit Agreement shall be deemed references to the Borrowing Subsidiary.

2.       CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

         (a) The Borrowers and the Bank shall have executed and delivered this Amendment.

         (b) Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Bank and its counsel.

3.       MISCELLANEOUS

         (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this Specific Amendment need not be made in any document, letter, certificate, the Credit Agreement or any communication issued or made pursuant to or with respect to the Credit Agreement, any reference therein being sufficient to refer to the Credit Agreement as amended hereby.

         b) This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

Dated as of this 30th day of September, 1998.

                              COMSHARE, INCORPORATED


                              By        \s\ Kathryn Jehle
                                    -----------------------------------------
                              Title:    Senior Vice President and CFO
                                    -----------------------------------------

                              COMSHARE LIMITED

                              By        \s\ Kathryn Jehle
                                    -----------------------------------------
                              Title:    Director
                                    -----------------------------------------

Accepted and agreed to as of the date last above written.

                              HARRIS TRUST AND SAVINGS BANK

                              By         \s\ Kirby M. Law
                                    -----------------------------------------
                                         Its Vice President